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                                                                    EXHIBIT 23.2




The Board of Directors
Liberty Media Corporation:


We consent to the incorporation by reference in the registration statement on Form S-8 in connection with the Liberty Media 401(k) Savings Plan, of our report dated June 25, 2001, relating to the statements of net assets available for participant benefits of the Liberty Media 401(k) Savings Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for participant benefits for the year ended December 31, 2000 and for the period from inception (March 2, 1999) to December 31, 1999 and the related supplemental schedules, which report is incorporated by reference herein.



                                                       /s/ KPMG LLP


Denver, Colorado
August 8, 2001